Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek, Chief Financial Officer
FOR IMMEDIATE RELEASE		Basic Energy Services, Inc.
432-620-5510

Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS
STRONG THIRD QUARTER 2008 RESULTS
~ Reports diluted EPS of $0.64 before merger costs for the third quarter of 2008 ~
MIDLAND, Texas – November 3, 2008 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the third quarter and nine months ended September 30, 2008.
Basic reported net income of $26.7 million, or $0.64 per diluted share, before merger-related costs, for the third quarter of 2008, compared to $24.4 million, or $0.59 per diluted share, in the same period in 2007. Net income for the third quarter of 2008, including an $800,000 after-tax charge related to the termination of the Grey Wolf, Inc. merger, was $25.9 million, or $0.62 per diluted share. Revenues increased 21% to $277.6 million for the third quarter of 2008 compared to $229.2 million in the third quarter of 2007.
Adjusted EBITDA (defined as net income before interest, taxes, depreciation and amortization, excluding pre-tax merger costs ($1.3 million in the third quarter of 2008)) for the third quarter of 2008 increased 14% to $78.1 million, or 28% of revenue, compared to EBITDA (defined as net income before interest, taxes, depreciation and amortization) of $68.8 million, or 30% of revenue, in the same period in 2007. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Our 2008 third quarter results set new company records for revenue and EBITDA with strong performance generated from each of our segments. Our exposure to the most established and active oil and gas markets continued to provide good utilization of our assets while our management team exercised excellent cost control to produce margins at the upper end of our historical range. In late September, we further expanded and filled in our geographic footprint with the acquisition of the Azurite companies, which increased our presence in the Ark-La-Tex market, one of the fastest growing markets in the United States.

“While favorable oil and gas prices supported our strong performance through the third quarter, the recent turmoil in the financial markets and general economic uncertainty caused oil and gas prices to weaken significantly towards the end of the quarter and has continued thus far in the fourth quarter. We expect those lower commodity prices combined with seasonal factors to result in certain of our customers curtailing capital spending, thus resulting in lower drilling and completion activity in the fourth quarter and the first quarter of 2009. However, our customers will continue spending for maintenance services to ensure ongoing production from their existing oil and gas wells, which has historically comprised the majority of demand for our services.
“The extent and duration of the slump in commodity prices is certainly not known to us or our customers at this point. Because of this, we are dramatically reducing our capital spending program for the remainder of this year and 2009. Our plan to order the newbuild well servicing and drilling rigs previously approved by the Board for 2009 delivery has not been initiated and will not be in the current environment. We will spend capital as necessary to protect our ability to field a competitive fleet but we intend to conserve cash until we have a clearer picture of our markets.
“We have a strong balance sheet with $81 million in cash as of September 30 and $29 million in availability under our existing credit facility. We believe that our existing liquidity, supported by the cash flow generated by the range of services and market footprint we have built, will provide the financial resources that can weather a protracted period of decreased commodity prices. Our solid balance sheet should enable us to take advantage of the opportunities that we envision developing over the near term. In October, our board authorized the repurchase of up to $50 million of our stock. We believe that our current share price presents an attractive investment opportunity and we have initiated a disciplined approach to implement this program.”
For the nine-month period ended September 30, 2008, Basic reported net income of $69.2 million in 2008, or $1.66 per diluted share, before merger related costs, compared to $68.2 million, or $1.66 per diluted share, in the same period in 2007. Including the $4.9 million after-tax charge related to the termination of the Grey Wolf, Inc. merger, net income for the first nine months of 2008 was $64.3 million, or $1.54 per diluted share. Revenues increased 17% to $759.0 million in the first nine months of 2008, compared to $651.4 million in the same period of 2007.
Adjusted EBITDA (i.e., EBITDA before merger-related pre-tax costs of $7.9 million in the first nine months of 2008) rose 11% to $215.8 million in the first nine months of 2008, or 28% of revenue, compared to $194.2 million, or 30% of revenue, during the same period in 2007.
Business Segment Results
Well Servicing
Well servicing revenues rose approximately 11% to $97.4 million during the third quarter of 2008 compared to $87.9 million in the same period last year. Sequentially, revenues for this segment rose about 9% compared to the second quarter of 2008. Basic added five newbuild rigs and retired one rig during the third quarter of 2008, bringing its well servicing rig count to 413 as of September 30, 2008. Weighted average number of well servicing rigs increased to 412 during the third quarter of 2008 compared to 383 during the same period in 2007, an increase of 8%. Revenue per well servicing rig hour increased to $418 during the third quarter of 2008 compared to $414 in the same period in 2007. The full-fleet well servicing rig utilization rate improved sequentially to 79% in the third quarter of 2008 compared to 77% in the second quarter of 2008 as activity levels increased due to seasonal and improved market conditions. The third quarter utilization rate was also up versus 78% in the third quarter of 2007.
Well servicing segment profit in the third quarter of 2008 increased to $36.3 million from $35.1 million in the third quarter of 2007, and sequentially from $33.7 million in the second quarter of 2008. Segment profit margins declined to 37% of revenue in the third quarter of 2008 compared to 40% in the same period of 2007, mainly due to higher personnel and fuel-related costs.
Fluid Services
Fluid services revenues in third quarter of 2008 increased 30% to $82.7 million compared to $63.7 million in the same period in 2007. Sequentially, revenues for this segment were up 14% compared to the second quarter of 2008. Basic added 30 new trucks, acquired 101 trucks from the recent acquisition of the Azurite companies, and retired 19 trucks during the third quarter of 2008, bringing the total number of fluid services trucks to 790 as of September 30, 2008. Weighted average number of fluid services trucks increased 5% to 683 during the third quarter of 2008 compared to 653 during the same period in 2007. Average revenue per fluid services truck increased by 25% to $121,000 in the third quarter of 2008 compared to $97,000 in the same period in 2007 due mainly to the retirement of a number of under utilized and less efficient trucks in the fourth quarter of 2007, and higher fuel surcharges and other services which are not directly correlated with trucking volume. Segment profit in the third quarter of 2008 was $29.6 million, or 36% of revenue, compared to $22.8 million, or 36% of revenue, in the same period in 2007.
Completion & Remedial Services
Completion and remedial services revenues during the third quarter of 2008 increased 29% to $85.5 million compared to $66.3 million in the same period in 2007. Sequentially, revenues for this segment grew by approximately 7% compared to the second quarter of 2008. Segment profit in the third quarter of 2008 rose to $38.7 million, or 45% of revenue, compared to $31.6 million, or 48% of revenue, in the same period in 2007. The increase in revenue and segment profit was mainly due to several acquisitions made in the past year as well as internal expansion and improved market conditions. Segment profit as a percent of revenue declined from 2007 mainly due to increased cost of the materials used in Basic’s pressure pumping operations as well as higher fuel related costs. As of September 30, 2008, Basic had approximately 134,000 hydraulic horsepower of pressure pumping capacity compared to approximately 121,000 hydraulic horsepower as of September 30, 2007.
Contract Drilling
Contract drilling revenues rose 5% to $12.0 million during the third quarter of 2008 compared to $11.4 million in the comparable quarter in 2007. Sequentially, revenues for this segment increased about 16% compared to the second quarter of 2008. Segment profit in the third quarter of 2008 declined to $4.3 million versus $4.8 million last year during the third quarter of 2007, as profits per day declined to $5,600 in the third quarter of 2008 from $6,700 per day in the third quarter of last year due to higher operating expenses, especially higher labor and fuel-related costs.

Basic operated nine drilling rigs during the third quarter of 2008, the same as during the comparable quarter last year. Rig operating days were 767 in the third quarter of 2008 compared to 723 in the same period in 2007.
Capital Expenditures
During the first nine months of 2008, Basic completed five acquisitions for total consideration of $110 million in cash. Total capital expenditures that included capital leases and excluded acquisitions were $105 million, comprised of $35 million for expansion projects, $59 million for sustaining and replacement projects, and $11 million for other projects. Expansion capital spending included $12 million for the well servicing segment, $4 million for the fluid services segment and $19 million for the completion and remedial services segment. Other capital expenditures of $11 million were mainly for facilities and IT infrastructure.
Recent Events
On October 13, 2008, Basic announced that its Board of Directors authorized a share repurchase program of up to $50.0 million of its common stock. The purchases will take place from time to time in the open markets or in private transactions at the company’s discretion. The timing and actual number of shares repurchased will depend on a variety of factors including the stock price, corporate and regulatory requirements and other market economic conditions. Through October 31, 2008, Basic has repurchased 227,902 shares of its common stock at an average price of $10.37 per share.
On October 27, 2008, Basic filed a universal Shelf Registration Statement on Form S-3 to sell from time to time up to $1 billion of securities, including common stock, preferred stock, debt securities, warrants and units.
Outlook for the Fourth Quarter 2008
The following statements are based on Basic’s current expectations, which do not differ substantially from its previously announced outlook. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future acquisitions or unbudgeted capital expenditures other than those previously disclosed. Any material change in market conditions in any of Basic’s business segments could affect its guidance.
Basic typically experiences a seasonal decline in activity during the fourth quarter due to fewer daylight hours, inclement weather and holidays and this year, certain reductions in capital budgets for several of its customers. Basic expects its fourth quarter revenue levels to be four to six percent below third quarter results with margins slightly lower as labor and winter-related costs consume a larger portion of revenue.
Capital expenditures (including capital leases but excluding acquisitions) are projected to be $135 million for 2008. Basic expects to have seven newbuild well servicing rigs delivered in the fourth quarter, all of which will replace older and less efficient rigs. The projection for 2008 does not include any amounts for 2009 deliveries for newbuild well servicing and drilling rigs as plans for 2009 capital expenditures are still being evaluated.

Basic is reaffirming the following annual guidance for 2008 that was given in its first quarter 2008 earnings release dated May 5, 2008:
▪	G&A expense as a percent of revenue is estimated to be 11%

▪	Depreciation and amortization expense is projected to be in the range of $118 to $120 million

▪	Effective tax rate is estimated to be 38%
Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs approximately 5,200 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.
For more information, please visit Basic’s website at http://www.basicenergyservices.com.
Conference Call
Basic will host a conference call to discuss its third quarter 2008 results on Tuesday,
November 4, 2008, at 10:00 a.m. Eastern Time (9:00 a.m. Central). To access the call, please dial (303) 205-0033 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http://www.basicenergyservices.com.
A telephonic replay of the conference call will be available until November 18, 2008 and may be accessed by calling (303) 590-3000 and using the pass code 11121262#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6000 or email at dmw@drg-e.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) Basic’s ability to successfully execute, manage and integrate acquisitions, (ii) changes in demand for services and any related material impact on our pricing and utilizations rates and (iii) changes in our expenses, including labor or fuel costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2007 and subsequent Form 10-Q’s filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Well servicing	$97,382	$87,890	$266,919	$260,670
Fluid services	82,660	63,654	226,640	191,027
Completion and Remedial Services	85,541	66,304	233,578	176,177
Contract drilling	11,992	11,384	31,832	23,544

Total revenues	277,575	229,232	758,969	651,418

Expenses:
Well servicing	61,047	52,763	164,806	154,941
Fluid services	53,028	40,902	148,015	121,383
Completion and Remedial Services	46,798	34,731	125,236	91,240
Contract drilling	7,722	6,556	22,311	15,554
General and administrative (1)	30,552	25,472	83,212	73,713
Depreciation and amortization	29,271	23,582	86,035	66,814
(Gain) loss on disposal of assets	376	58	(208)	233

Total expenses	228,794	184,064	629,407	523,878

Operating income	48,781	45,168	129,562	127,540
Other income (expense):
Interest expense	(6,315)	(7,375)	(20,117)	(20,159)
Interest income	654	830	1,824	1,713
Loss on early extinguishment of debt	—	—	—	(230)
Other income (expense)	(1,273)	23	(7,708)	124

Income from continuing operations before income taxes	41,847	38,646	103,561	108,988
Income tax expense	(15,905)	(14,220)	(39,253)	(40,797)

Net income	$25,942	$24,426	$64,308	$68,191

Earnings per share of common stock:
Basic	$0.63	$0.60	$1.58	$1.71

Diluted	$0.62	$0.59	$1.54	$1.66

Other Financial Data:
EBITDA (2)	$76,779	$68,773	$207,889	$194,248
Adjusted EBITDA (2)	78,074	68,773	215,758	194,248
Capital expenditures:
Acquisitions, net of cash acquired	59,579	18,960	110,818	194,430
Property and equipment	23,845	29,259	68,868	82,113

	As of
	September 30,	September 30,
	2008	2007
	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$80,861	$57,339
Net property and equipment	709,059	655,928
Total assets	1,310,842	1,129,029
Total long-term debt	449,404	405,324
Total stockholders’ equity	598,740	504,532

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Segment Data:

Well Servicing
Weighted average number of rigs	412	383	402	373
Rig hours (000’s)	233.0	212.1	657.8	630.6
Rig utilization rate	79.1%	77.7%	76.3%	78.8%
Revenue per rig hour	$418	$414	$406	$413
Well servicing rig profit per rig hour	$156	$166	$155	$168
Segment profits as a percent of revenue	37.3%	40.0%	38.3%	40.6%

Fluid Services
Weighted average number of fluid services trucks	683	653	663	654
Revenue per fluid services truck (000’s)	$121	$97	$342	$292
Segment profits per fluid services truck (000’s)	$43	$35	$119	$106
Segment profits as a percent of revenue	35.8%	35.7%	34.7%	36.5%

Completion and Remedial Services
Segment profits as a percent of revenue	45.3%	47.6%	46.4%	48.2%

Contract Drilling
Weighted average number of rigs	9	9	9	7
Rig operating days	767	723	2,111	1,485
Revenue per day	$15,600	$15,700	$15,100	$15,900
Drilling rig profit per day	$5,600	$6,700	$4,500	$5,400
Segment profits as a percent of revenue	35.6%	42.4%	29.9%	33.9%

(1)	Includes approximately $1,159,000 and $1,073,000 of non-cash compensation expense for the three months ended September 30, 2008 and 2007, respectively. For the nine months ended September 30, 2008 and 2007, it includes approximately $3,423,000 and $3,228,000 of non-cash expense, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to EBITDA:
Net Income	$25,942	$24,426	$64,308	$68,191
Income taxes	15,905	14,220	39,253	40,797
Net interest expense	5,661	6,545	18,293	18,446
Depreciation and amortization	29,271	23,582	86,035	66,814

EBITDA	$76,779	$68,773	$207,889	$194,248

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding merger-related costs incurred by us in 2008:

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to Adjusted EBITDA, excluding merger-related costs:
Net Income	$25,942	$24,426	$64,308	$68,191
Merger-related costs	1,295	—	7,869	—
Income taxes	15,905	14,220	39,253	40,797
Net interest expense	5,661	6,545	18,293	18,446
Depreciation and amortization	29,271	23,582	86,035	66,814

Adjusted EBITDA, excluding merger-related costs	$78,074	$68,773	$215,758	$194,248

We believe Adjusted EBITDA is useful for management and investors in connection with comparisons of EBITDA excluding the extraordinary charges represented by our 2008 merger-related costs.
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